EXHIBIT 99.1

MicroVision Announces Fourth Quarter and Full Year 2019 Results

REDMOND, Wash., March 11, 2020 (GLOBE NEWSWIRE) -- MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced fourth quarter and full year 2019 results consistent with the preliminary results announced by the company on February 25, 2020.

Revenue for the fourth quarter of 2019 was $4.6 million, compared to $1.8 million for the fourth quarter of 2018. MicroVision's net loss for the fourth quarter of 2019 was $3.3 million, or $0.03 per share, compared to a net loss of $11.9 million, or $0.13 per share for the fourth quarter of 2018.

Revenue for full year 2019 was $8.9 million, compared to $17.6 million for full year 2018. MicroVision's net loss for full year 2019 was $26.5 million, or $0.24 per share, compared to a net loss of $27.3 million, or $0.31 per share for full year 2018.

“We are currently actively engaged with multiple interested parties to evaluate various opportunities to license our IP as well as other strategic alternatives. The management team and I are committed, with a sense of urgency, to find a monetization path through licensing to support our go forward strategy,” said Sumit Sharma, MicroVision Chief Executive Officer. “In addition, we are continuing to engage with automotive OEMs and Tier 1 suppliers having presented our technology roadmap and have received positive feedback on our products and potential partnership structures,” Sharma added.

Financial Results Conference Call

The company will host a conference call today to discuss its fourth quarter 2019 results and current business operations at 2:00 p.m. Pacific Time today by accessing the Investor Relations section of MicroVision’s web site on the Investor Relations Events Calendar page at https://microvision.gcs-web.com/investor-event-calendar or dialing 1-877-883-0383 (for U.S. participants) or 1-412-902-6506 (for participants outside of the U.S.) ten minutes prior to the start of the call using pass code number 4196370. The conference call will be available for rebroadcast from the Investor Relations section of MicroVision’s web site on the Investor Relations Events Calendar page.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature sensing and projection solution based on the laser beam scanning methodology pioneered by the company. MicroVision’s platform approach for this sensing and display solution means that its technology can be adapted to a wide array of applications and form factors. We combine our hardware, software, and algorithms to unlock value for our customers by providing them a differentiated advanced solution for a rapidly evolving, always-on world.

MicroVision has a substantial portfolio of patents relating to laser beam scanning projection and sensing.  MicroVision’s industry leading technology is a result of its extensive research and development. The company is based in Redmond, Washington.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to opportunities to license the company’s IP, evaluation of strategic alternatives, finding a monetization path through licensing, engagement with automotive OEMs and Tier 1 suppliers, positive feedback, potential partnership structures, the company’s go forward strategy, future products, product applications and solutions and statements using words such as “engaged,” “evaluate” and ”find” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the risk that the company may not succeed in finding licensing or other strategic solutions with acceptable timing, benefits or costs, the company may be unable to evidence compliance with Nasdaq criteria within the period of time that was granted by the Nasdaq panel, our ability to operate with limited cash or to raise additional capital when needed; market acceptance of our technologies and products; and for products incorporating our technologies; the failure of our commercial partners to perform as expected under our agreements, including from the impact of the COVID-19 (corona) virus; our ability to identify parties interested in paying any amounts or amounts we deem desirable for the purchase or license of intellectual property assets; our or our customers’ failure to perform under open purchase orders, our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; our ability to maintain our listing on the Nasdaq Stock Market, and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect us.  It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect us to a greater extent than indicated. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.
Balance Sheet
(In thousands)
(Unaudited)
	December 31,	December 31,
	2019	2018

Assets
Current Assets
Cash and cash equivalents	$5,837	$13,766
Accounts receivable, net	1,079	476
Costs and estimated earnings in excess of billings on uncompleted contracts	-	987
Inventory	192	1,109
Other current assets	729	1,311
Total current assets	7,837	17,649

Property and equipment, net	1,849	2,993
Operating lease right-of-use asset	1,308	-
Restricted cash	435	435
Intangible assets, net	221	486
Other assets	186	1,470
Total assets	$11,836	$23,033

Liabilities and Shareholders' Equity (Deficit)
Current Liabilities
Accounts payable	$1,871	$2,411
Accrued liabilities	2,045	5,602
Deferred revenue	21	-
Contract liabilities	9,755	-
Other current liabilities	83	10,154
Current portion of operating lease liability	656	-
Current portion of finance lease obligations	25	21
Total current liabilities	14,456	18,188

Operating lease liability, net of current portion	1,348	-
Finance lease obligations, net of current portion	9	33
Deferred rent, net of current portion	-	695
Total liabilities	15,813	18,916

Commitments and contingencies

Shareholders' Equity (Deficit)
Common stock at par value	126	100
Additional paid-in capital	568,496	550,133
Accumulated deficit	(572,599)	(546,116)
Total shareholders' equity (deficit)	(3,977)	4,117
Total liabilities and shareholders' equity (deficit)	$11,836	$23,033

MicroVision, Inc.
Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018

Product revenue	$4,147	$-	$5,345	$-
License and royalty revenue	82	-	99	10,011
Contract revenue	376	1,833	3,442	7,596
Total revenue	4,605	1,833	8,886	17,607

Cost of product revenue	3,340	3,470	6,692	5,468
Cost of contract revenue	86	969	1,872	5,170
Total cost of revenue	3,426	4,439	8,564	10,638

Gross margin	1,179	(2,606)	322	6,969

Research and development expense	3,177	6,761	18,661	24,666
Sales, marketing, general and administrative expense	1,282	2,570	8,133	9,523
Total operating expenses	4,459	9,331	26,794	34,189

Loss from operations	(3,280)	(11,937)	(26,472)	(27,220)

Other expense, net	(4)	(11)	(11)	(30)

Net loss	$(3,284)	$(11,948)	$(26,483)	$(27,250)

Net loss per share - basic and diluted	$(0.03)	$(0.13)	$(0.24)	$(0.31)

Weighted-average shares outstanding - basic and diluted	121,220	94,682	111,297	86,983

Investor Relations Contact

David H. Allen
Darrow Associates, Inc.
408.427.4463
dallen@darrowir.com